                                                                     Exhibit 2.2

           AMENDMENT NUMBER 1 TO AGREEMENT AND PLAN OF REORGANIZATION

         This Amendment Number 1 (the "Amendment") to the Agreement and Plan of Reorganization (the "Agreement") dated April 27, 1997 by and among The Failure Group, Inc., a Delaware corporation ("Parent"), The Failure Group Washington,
                                      ------
Inc., a Washington corporation and a wholly-owned subsidiary of Parent ("Sub"),
                                                                         ---
Performance Technologies, Incorporated d.b.a. PTI Environmental Services, a Washington corporation (the "Company"), and each of Robert C. Barrick, Gary N.
                             -------
Bigham, Thomas C. Ginn, Marc W. Lorenzen, and Larry F. Marx, individuals and certain of the principal shareholders of the Company (such individuals being hereinafter referred to as the "Principal Shareholders" and individually as a
                                ----------------------
"Principal Shareholder") and Chase Trust Company of California (the "Escrow
 --------------------
Agent") (as to the provisions of Article VII of the Agreement) is being executed as of May 7, 1997. Capitalized terms that are not otherwise defined in this Amendment have the same meaning given to them in the Agreement.

                                     RECITAL


         A. The parties to the Agreement deem it advisable to amend the Agreement to provide that all of the 480,000 shares of Common Stock of Parent to be issued pursuant to the Agreement will be placed into the Escrow Fund in order to provide for an additional means for satisfaction of any claims by Parent for Losses during the term of the Escrow Fund without resort to personal legal action against the Company's shareholders during such term.

         B. In addition the parties to the Agreement deem it advisable to amend the Agreement to correct representation 3.3(a) of the Agreement by adding the reference to the non-statutory options granted to the certain directors of Parent.

         The parties intending to be legally bound, agree as follows:

                                    AGREEMENT


         1. Recital C of the Agreement is hereby amended in its entirety to read as follows:

                  "C.      All of the stock otherwise payable by Parent in
                  connection with the Merger shall be placed in escrow by Parent for the purposes of satisfying damages, losses, expenses and other similar charges which result from breaches of representations, warranties or covenants, all as set forth in
                  Article VII hereof."

         2. Section 1.7(b) of the Agreement is hereby amended in its entirety to read as follows:

                  "(b)     Parent to Provide Cash and Deposit Stock.  At
                           ----------------------------------------
                  Closing, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the cash deliverable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Capital Stock; and, on behalf of the holders of Company Capital Stock, Parent shall deposit into the Escrow Fund (as defined below in Section 7.2(a)) an aggregate of 480,000 shares of Parent Common Stock (the "Escrow Amount") out of the Merger Consideration otherwise payable pursuant to Section 1.6(a). The portion of the Escrow Amount deposited into escrow on behalf of each holder of Company Capital Stock shall be deemed issued and outstanding Parent Common Stock in the name of such holder and shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6(a) by virtue of such holder's ownership of outstanding shares of Company Capital Stock. The Surviving Corporation will pay the Option Purchase Amount for payment pursuant to Section 1.6(e) as soon as practical after the Closing."

         3. Section 1.7(c) of the Agreement is hereby amended in its entirety to read as follows:

                  "(c) Exchange Procedures. On the Closing Date, (i) each holder
                       -------------------
                  of record of a certificate or certificates (collectively, the "Company Stock Certificates") that immediately prior to the
                   --------------------------
                  Effective Time represented outstanding shares of Company Capital Stock whose shares were converted into the right to receive shares of Parent Common Stock and cash pursuant to
                  Section 1.6(a), will deliver to the Exchange Agent the Company Stock Certificate(s) for cancellation, together with a letter of transmittal and an executed stock power in blank, and (ii) the Exchange Agent will deliver to each such holder of record of the Company Stock Certificate(s) the cash portion of the Merger Consideration Per Share in accordance with Section 1.6(a)(ii), and the Company Stock Certificates so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Stock Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of Parent Common Stock (rounded to the nearest whole share) into which such shares of Company Capital Stock shall have been so converted (which shares of Parent Common will be deposited by the Exchange Agent into the Escrow Fund) and the right to receive an amount in cash as provided in
                  Section 1.6(a)(ii) hereof. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be deposited with the Escrow Agent (as defined in Article VII) the sum of the Escrow Amount, which amount shall be available to compensate Parent as provided in Article VII."


         4. Section 3.3(a) of the Agreement is hereby amended in its entirety to read as follows:

                  "(a) The authorized stock of Parent consists of 20,000,000 shares of Common Stock, $.001 par value, of which 6,805,837 shares were issued and outstanding as of

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

                  December 31, 1996, and 2,000,000 shares of undesignated Preferred Stock, $.001 par value. No shares of Preferred Stock are issued or outstanding. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. Parent has also reserved (i) 1,550,000 shares of Common Stock for issuance to employees and consultants pursuant to the Parent's 1990 Stock Options and Rights Plan, (ii) 119,000 shares of Common Stock for issuance under the 1989 Stock Option Plan for Subbaiah V. Malladi, (iii) 200,000 shares of Common Stock for issuance to directors under its 1991 Directors Restricted Stock Plan, (iv) 400,000 shares of Common Stock for issuance under the Parent's 1992 Employee Stock Purchase Plan, and (v) 84,000 shares of Common Stock reserved for issuance pursuant to individual non-statutory options issued to certain directors of Parent. There are no other options, warrants, calls, rights, commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Parent or obligating Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement."

         5. Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms, and all the provisions of the Agreement (and all schedules and exhibits thereto) are hereby incorporated by reference as though fully set forth herein.

         IN WITNESS WHEREOF, Parent, Sub, the Company, the Principal Shareholders and the Shareholder Representative and the Escrow Agent (as to the provisions of Article VII only) have caused this Amendment to be signed by their duly authorized respective officers (or in the case of the Principal Shareholders, personally signed), all as of the date first written above.

PERFORMANCE TECHNOLOGIES
INCORPORATED,
D.B.A. PTI ENVIRONMENTAL SERVICES                             THE FAILURE GROUP, INC.


By:      /s/ Marc Lorenzen                                    By:    /s/ Michael R. Gaulke
   --------------------------                                    --------------------------
Title:   President                                            Title:   President and C.E.O


ESCROW AGENT                                                  THE FAILURE GROUP
CHASE TRUST COMPANY OF                                        WASHINGTON INC.
CALIFORNIA (AS TO THE PROVISIONS OF
ARTICLE VII ONLY)

By:  /s/ Chii Ling Lei                                        By:   /s/ Michael R. Gaulke
   --------------------------                                    --------------------------
Name:    Chii Ling Lei
                                                              Title:   President and C.E.O
Title:   Trust Officer


SHAREHOLDER REPRESENTATIVE                                    PRINCIPAL SHAREHOLDERS


By:   /s/ Marc Lorenzen                                       /s/ Robert C. Barrick
   --------------------------                                 --------------------------
                                                              Robert C. Barrick
Name:    Marc Lorenzen
                                                              /s/ Gary N. Bigham
                                                              --------------------------
                                                              Gary N. Bigham

                                                              /s/ Thomas C. Ginn
                                                              --------------------------
                                                              Thomas C. Ginn

                                                              /s/ Marc W. Lorenzen
                                                              --------------------------
                                                              Marc W. Lorenzen

                                                              /s/ Larry F. Marx
                                                              --------------------------
                                                              Larry F. Marx

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